Exhibit 99.1

Hillenbrand Reports Fiscal First Quarter 2024 Results
First Quarter Continuing Operations Highlights1:
•Revenue of $773 million increased 18% compared to prior year; organic revenue decreased 7%
•GAAP EPS of $0.25 decreased from $0.35 in the prior year; adjusted EPS of $0.69 decreased 1% compared to prior year
•Backlog of $2.15 billion increased 10% over prior year and 2% sequentially
•Announcing cost savings and restructuring program in Molding Technology Solutions segment
Fiscal 2024 Outlook:
•Maintaining FY24 adjusted EPS of $3.60 - $3.95; Q2 adjusted EPS of $0.71 to $0.76

BATESVILLE, Ind., February 5, 2024 --/PRNewswire/ -- Hillenbrand, Inc. (NYSE: HI), a leading global provider of highly-engineered processing equipment and solutions, reported results for the fiscal first quarter, which ended December 31, 2023.

“We delivered revenue and adjusted earnings per share in the quarter in line with our expectations, led by strong performance from our recent Schenck Process Food and Performance Materials (“FPM”) acquisition and solid aftermarket growth. The integration of FPM and Linxis continues to build excitement throughout the organization as we drive collaboration across our world-class product portfolio,” said Kim Ryan, President and Chief Executive Officer of Hillenbrand. “During the quarter, order demand in our Advanced Process Solutions segment remained solid and our project pipeline is robust, despite extended customer decision timing. Our Molding Technology Solutions segment faced greater than expected softness as we continued to see low customer demand amid the uncertain global macroeconomic environment.”

“Given the sustained demand softness within the Molding Technologies Solutions segment, we’re executing additional cost savings actions, including structural changes. We expect this restructuring program to deliver annual run-rate cost savings of approximately $15 million, with roughly 50% to be realized within the current fiscal year. We’re not satisfied with the current performance, and we’re confident these actions will help optimize our cost structure as we manage through the current demand environment, while also ensuring we’re well positioned to return to higher levels of growth and profitability once the market recovers.”

First Quarter 2024 Results of Continuing Operations1
Revenue of $773 million increased 18% compared to the prior year, primarily due to acquisitions. On an organic basis, which excludes the impacts of acquisitions and foreign currency exchange, revenue decreased 7%, as favorable pricing and higher aftermarket parts and service revenue was more than offset by lower capital volume.

Net income of $18 million, or $0.25 per share, decreased $0.10 compared to the prior year as the impact of the FPM acquisition was more than offset by lower organic volume, cost inflation, higher interest expense, a pension settlement charge, and an increase in the effective tax rate. Adjusted net income of $49 million resulted in adjusted EPS of $0.69, a decrease of $0.01, or 1%. The adjusted effective tax rate for the quarter was 28.6%, an increase of 360 basis points compared to the prior year primarily due to a discrete tax benefit in the prior year that did not repeat.

Adjusted EBITDA of $114 million increased 13% year over year. On an organic basis, adjusted EBITDA decreased 14% as lower volume and cost inflation more than offset favorable pricing, productivity, and product mix. Adjusted EBITDA margin of 14.8% decreased 60 basis points, primarily due to cost inflation.

Advanced Process Solutions (APS)
Revenue of $568 million increased 38% compared to the prior year, primarily due to acquisitions. On an organic basis, revenue decreased 2% year over year, primarily due to lower capital equipment volume, partially offset by favorable pricing and higher aftermarket parts and service revenue.

Adjusted EBITDA of $96 million increased 35% year over year, but decreased 3% organically, as lower volume and cost inflation more than offset favorable pricing, productivity, and product mix. Adjusted EBITDA margin of 16.9% decreased 40 basis points, primarily due to cost inflation and the dilutive effect of the recent acquisitions. As previously highlighted, the recently acquired businesses have lower relative margins but are expected to be brought in line with the historical APS segment margins over the next few years through the achievement of synergies and the deployment of the Hillenbrand Operating Model.

Backlog of $1.9 billion increased 18% compared to the prior year primarily due to the FPM acquisition. On an organic basis, backlog decreased 5%. Sequentially, backlog increased 3%.

Molding Technology Solutions (MTS)
Revenue of $205 million decreased 16% year over year primarily due to lower volume for injection molding and hot runner equipment.

Adjusted EBITDA of $32 million decreased 26%, primarily due to lower volume and cost inflation. Adjusted EBITDA margin of 15.7% decreased 200 basis points from the prior year.

Backlog of $232 million decreased 31% compared to the prior year and was flat on a sequential basis.

Cost Savings & Restructuring Program
As a result of the weaker than expected order patterns and continued market demand softness within the MTS segment, the Company has announced a cost savings and restructuring program to reduce costs and improve operational efficiency. The program is expected to generate annual run-rate savings of $15 million, with approximately 50% realized within fiscal year 2024. The Company expects to incur a charge related to this program of approximately $20 million in fiscal year 2024.

Balance Sheet, Cash Flow and Capital Allocation1
The Company’s operating cash flow represented a use of cash of $24 million in the quarter, an increase of $18 million compared to prior year, primarily due to lower earnings and timing of working capital requirements. Capital expenditures were approximately $12 million in the quarter. During the quarter, the Company paid approximately $16 million in quarterly dividends.

As of December 31, 2023, net debt was approximately $1,843 million, and the net debt to pro forma adjusted EBITDA ratio was 3.4x. Liquidity was approximately $647 million, including $198 million in cash on hand and the remainder available under the Company’s revolving credit facility.

“Our cash flow was lower than anticipated due in part to order softness in the quarter and weaker MTS performance, but we’re confident the cost actions we’re taking will strengthen our position moving forward. We’re also focused on continuing to drive working capital improvement initiatives across the enterprise, particularly within the recently acquired businesses, as we aggressively pursue our 90% free cash flow conversion target for the year. We remain highly focused on debt reduction and returning to our preferred net leverage range of 1.7x to 2.7x, though we now expect to achieve this by Q2 fiscal 2025 compared to our previous goal of Q1 fiscal 2025,” said Bob VanHimbergen, SVP and Chief Financial Officer of Hillenbrand.

Fiscal 2024 Outlook
Hillenbrand is maintaining its annual guidance range for fiscal year 2024 and providing a fiscal Q2 outlook for adjusted earnings per share. The Company expects MTS performance to now be at the lower end of the range due to softer than expected Q1 performance and order volume, partially offset by the announced cost savings actions.

Revenue Outlook ($M)	FY 2024 Range	Total YOY	FX	Organic YOY
Advanced Process Solutions	$2,400 - $2,500	32% - 37%	~0%	3% - 8%
Molding Technology Solutions	$880 - $940	(12%) - (6%)	~1%	(13%) - (7%)
Hillenbrand	$3,280 - $3,440	16% - 22%	~1%	(3%) - 3%

Adj. EBITDA Outlook	FY 2024 Range	Total YOY
Advanced Process Solutions	18.0% - 19.0%	(150) - (50) bps	includes dilutive effect of FPM
Molding Technology Solutions	18.5% - 19.5%	(20) - 80 bps
Hillenbrand ($M)	$530 - $588	10% - 22%

Adj. EPS Outlook	FY 2024 Range	Q2 EPS
Hillenbrand	$3.60 - $3.95	$0.71 - $0.76
Note: Total growth figures include impact from Schenck FPM, Linxis Group, and Peerless acquisitions (in APS and Total HI); organic performance is adjusted for acquisitions and the impact of foreign currency exchange

1All financial results are reported on a continuing operations basis, excluding the divested Batesville segment, which is reported as discontinued operations for all periods presented

Conference Call Information
Date/Time: Tuesday, February 6, 2024, 8:00 a.m. ET
Dial-In for U.S. and Canada: 1-877-407-8012
Dial-In for International: +1-412-902-1013
Conference call ID number: 13743648
Webcast link: http://ir.hillenbrand.com under the News & Events tab (archived through Tuesday, March 5, 2024)

Replay - Conference Call
Date/Time: Available until midnight ET, Tuesday, February 20, 2024
Replay ID number: 13743648
Dial-In for U.S. and Canada: 1-877-660-6853
Dial-In for International: +1-201-612-7415

Hillenbrand’s financial statements on Form 10-Q are expected to be filed jointly with this release and will be made available on the company’s website (https://ir.hillenbrand.com).

In addition to the financial measures prepared in accordance with United States generally accepted accounting principles (GAAP), this earnings release also contains non-GAAP operating performance measures. These non-GAAP measures are referred to as “adjusted” measures and exclude the following items:

•business acquisition, divestiture, and integration costs;
•restructuring and restructuring-related charges;
•intangible asset amortization;
•pension settlement charge;
•inventory step-up charges;
•gains and losses on divestitures;
•other individually immaterial one-time costs;
•the related income tax impact for all of these items; and
•certain tax items related to acquisitions and divestitures, the revaluation of deferred tax balances resulting from fluctuations in currency exchange rates and non-routine changes in tax rates for certain foreign jurisdictions, and the impact that the Molding Technology Solutions reportable operating segment’s loss carryforward attributes have on tax provisions related to the imposition of tax on Global Intangible Low-Taxed Income (GILTI) earned by certain foreign subsidiaries, the Foreign Derived Intangible Income Deduction (FDII), and the Base Erosion and Anti-Abuse Tax (BEAT).

Refer to the Reconciliation of Non-GAAP Measures for further information on these adjustments. Non-GAAP information is provided as a supplement to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Hillenbrand uses this non-GAAP information internally to measure operating segment performance and make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. The information can also be used to perform trend analysis and to better identify operating trends that may otherwise be masked or distorted by items such as the above excluded items. Hillenbrand believes this information provides a higher degree of transparency.

One important non-GAAP measure Hillenbrand uses is adjusted earnings before interest, income tax, depreciation, and amortization (“adjusted EBITDA”). A part of our strategy is to pursue acquisitions that strengthen or establish leadership positions in key markets. Given that strategy, it is a natural consequence to incur related expenses, such as amortization from acquired intangible assets and additional interest expense from debt-funded acquisitions. Accordingly, we use adjusted EBITDA, among other measures, to monitor our business performance. We also use “adjusted net income” and “adjusted diluted earnings per share (EPS),” which are defined as net income and earnings per share, respectively, each excluding items described in connection with adjusted EBITDA. Adjusted EBITDA, adjusted net income, and adjusted diluted EPS are not recognized terms under GAAP and therefore do not purport to be alternatives to net income or to diluted EPS, as applicable. Further, Hillenbrand’s measures of adjusted EBITDA, adjusted net income, and adjusted diluted EPS may not be comparable to similarly titled measures of other companies.

Organic revenue and organic adjusted EBITDA are defined respectively as net revenue and adjusted EBITDA excluding recent acquisitions, including FPM and Peerless Food Equipment, and adjusting for the effects of foreign currency exchange. In addition, the ratio of net debt to pro forma adjusted EBITDA is a key financial measure that is used by management to assess Hillenbrand’s borrowing capacity (and is calculated as the ratio of total debt less cash and cash equivalents to the trailing twelve months pro forma adjusted EBITDA). Hillenbrand uses organic and pro forma measures to assess performance of its reportable operating segments and the Company in total without the impact of recent acquisitions and divestitures.

Hillenbrand calculates the foreign currency impact on net revenue, adjusted EBITDA, and backlog in order to better measure the comparability of results between periods. We calculate the foreign currency impact by translating current year results at prior year foreign exchange rates. This information is provided because exchange rates can distort the underlying change in sales, either positively or negatively.

Another important operational measure used is backlog.  Backlog is not a term recognized under GAAP; however, it is a common measurement used in industries with extended lead times for order fulfillment (long-term contracts), like those in which our reportable operating segments compete. Backlog represents the amount of consolidated net revenue that we expect to realize on contracts awarded to our reportable operating segments.  For purposes of calculating backlog, 100% of estimated net revenue attributable to consolidated subsidiaries is included.  Backlog includes expected net revenue from large systems and equipment, as well as aftermarket parts, components, and service. The length of time that projects remain in backlog can span from days for aftermarket parts or service to approximately 18 to 24 months for larger system sales within the Advanced Process Solutions reportable operating segment. The majority of the backlog within the Molding Technology Solutions reportable operating segment is expected to be fulfilled within the next twelve months. Backlog includes expected net revenue from the remaining portion of firm orders not yet completed, as well as net revenue from change orders to the extent that they are reasonably expected to be realized.  We include in backlog the full contract award, including awards subject to further customer approvals, which we expect to result in revenue in future periods.  In accordance with industry practice, our contracts may include provisions for cancellation, termination, or suspension at the discretion of the customer.

Hillenbrand expects that future net revenue associated with our reportable operating segments will be influenced by order backlog because of the lead time involved in fulfilling engineered-to-order equipment for customers. Although backlog can be an indicator of future net revenue, it does not include projects and parts orders that are booked and shipped within the same quarter. The timing of order placement, size, extent of customization, and customer delivery dates can create fluctuations in backlog and net revenue. Net revenue attributable to backlog may also be affected by foreign exchange fluctuations for orders denominated in currencies other than U.S. dollars.

See below for a reconciliation from GAAP operating performance measures to the most directly comparable non-GAAP (adjusted) performance measures. Given that backlog is an operational measure and that the Company’s methodology for calculating backlog does not meet the definition of a non-GAAP measure, as that term is defined by the U.S. Securities and Exchange Commission, a quantitative reconciliation is not required or provided. In addition, forward-looking revenue, adjusted EBITDA, and adjusted earnings per share for fiscal 2024 exclude potential charges or gains that may be recorded during the fiscal year, including among other things, items described above in connection with these and other “adjusted” measures. Hillenbrand thus also does not attempt to provide reconciliations of such forward-looking non-GAAP earnings guidance to the comparable GAAP measure, as permitted by Item 10(e)(1)(i)(B) of Regulation S-K, because the impact and timing of these potential charges or gains is inherently uncertain and difficult to predict and is unavailable without unreasonable efforts. In addition, the Company believes such reconciliations would imply a degree of precision and certainty that could be confusing to investors. Such items could have a substantial impact on GAAP measures of Hillenbrand’s financial performance.

Hillenbrand, Inc.
Consolidated Statements of Operations (Unaudited)
(in millions, except per share data)

	Three Months Ended December 31,
	2023	2022
Net revenue	$773.3	$655.7
Cost of goods sold	522.3	448.1
Gross profit	251.0	207.6
Operating expenses	157.9	137.9
Amortization expense	25.5	19.1
Pension settlement charge	8.3	—
Interest expense, net	29.8	21.5
Income from continuing operations before income taxes	29.5	29.1
Income tax expense	10.0	2.3
Income from continuing operations	19.5	26.8
(Loss) income from discontinued operations (net of income tax expense)	(0.3)	21.0
Consolidated net income	19.2	47.8
Less: Net income attributable to noncontrolling interests	2.0	2.3
Net income attributable to Hillenbrand	$17.2	$45.5

Earnings per share
Basic earnings per share
Income from continuing operations attributable to Hillenbrand	$0.25	$0.36
Income from discontinued operations	—	0.30
Net income attributable to Hillenbrand	$0.25	$0.66
Diluted earnings per share
Income from continuing operations attributable to Hillenbrand	$0.25	$0.35
(Loss) income from discontinued operations	(0.01)	0.30
Net income attributable to Hillenbrand	$0.24	$0.65
Weighted average shares outstanding (basic)	70.3	69.4
Weighted average shares outstanding (diluted)	70.5	69.8

Cash dividends per share	$0.2225	$0.2200

Condensed Consolidated Statements of Cash Flows
(in millions)

	Three Months Ended December 31,
	2023	2022
Cash flows (used in) provided by:
Operating activities from continuing operations	$(24.0)	$(5.6)
Investing activities from continuing operations	(15.1)	(642.0)
Financing activities from continuing operations	(17.1)	610.3
Total cash used in discontinued operations	—	(5.1)
Effect of exchange rates on cash and cash equivalents	5.6	0.6
Net cash flows	(50.6)	(41.8)

Cash and cash equivalents:
At beginning of period	250.2	237.6
At end of period	$199.6	$195.8

Reconciliation of Non-GAAP Measures
(in millions, except per share data)

	Three Months Ended December 31,
	2023	2022
Income from continuing operations	$19.5	$26.8
Less: Net income attributable to noncontrolling interests	2.0	2.3
Income from continuing operations attributable to Hillenbrand	17.5	24.5
Business acquisition, divestiture, and integration costs (1)	5.6	10.7
Restructuring and restructuring-related charges (2)	0.6	1.0
Inventory step-up charges (3)	1.5	8.0
Intangible asset amortization (4)	25.5	19.1
Pension settlement charge (5)	8.3	—
Tax adjustments (6)	0.3	(3.5)
Tax effect of adjustments (7)	(10.6)	(11.2)
Adjusted net income from continuing operations attributable to Hillenbrand	$48.7	$48.6

Diluted EPS from continuing operations attributable to Hillenbrand	$0.25	$0.35
Business acquisition, divestiture, and integration costs (1)	0.08	0.16
Restructuring and restructuring-related charges (2)	0.01	0.01
Inventory step-up charges (3)	0.02	0.12
Intangible asset amortization (4)	0.36	0.27
Pension settlement charge (5)	0.12	—
Tax adjustments (6)	—	(0.05)
Tax effect of adjustments (7)	(0.15)	(0.16)
Adjusted Diluted EPS from continuing operations attributable to Hillenbrand	$0.69	$0.70

(1)Business acquisition, divestiture, and integration costs during the three months ended December 31, 2023, primarily included professional fees related to acquisitions and costs associated with the integration of recent acquisitions. Business acquisition, divestiture, and integration costs during the three months ended December 31, 2022, primarily included professional fees and employee-related costs attributable to the integration of Milacron.
(2)Restructuring and restructuring-related charges primarily included severance costs during the three months ended December 31, 2023 and 2022.
(3)The amount during the three months ended December 31, 2023, represents the non-cash charges related to the fair value adjustment of inventories acquired in connection with the acquisition of FPM. The amount during the three months ended December 31, 2022, represents the non-cash charges related to the fair value adjustment of inventories acquired in connection with the acquisitions of Herbold and Linxis.
(4)Intangible assets relate to our acquisition activities and are amortized over their useful lives. The amortization of acquired intangible assets is reported separately in our Consolidated Statements of Operations as amortization expense. The amortization of acquired intangible assets does not impact the core performance of our business operations since this amortization does not directly relate to the sale of our products or services.
(5)The pension settlement charge during the three months ended December 31, 2023 was due to lump-sum payments made from the Company’s U.S. pension plan to former employees who elected to receive such payments.
(6)For three months ended December 31, 2023 and 2022, this primarily represents the net impact from certain non-recurring tax items, including items related to acquisitions and divestitures.
(7)Represents the tax effect of the adjustments previously identified above.

	Three Months Ended December 31,
	2023	2022
Adjusted EBITDA:
Advanced Process Solutions	$96.0	$71.3
Molding Technology Solutions	32.1	43.1
Corporate	(14.0)	(13.1)
Add:
(Loss) income from discontinued operations (net of income tax expense)	(0.3)	21.0
Less:
Interest expense, net	29.8	21.5
Income tax expense	10.0	2.3
Depreciation and amortization	38.8	31.0
Pension settlement charge	8.3	—
Business acquisition, divestiture, and integration costs	5.6	10.7
Inventory step-up charges	1.5	8.0
Restructuring and restructuring-related charges	0.6	1.0
Consolidated net income	$19.2	$47.8

	Three Months Ended December 31,
	2023	2022
Consolidated net income	$19.2	$47.8
Interest expense, net	29.8	21.5
Income tax expense	10.0	2.3
Depreciation and amortization	38.8	31.0
EBITDA	97.8	102.6
Loss (income) from discontinued operations (net of income tax expense)	0.3	(21.0)
Business acquisition, divestiture, and integration costs	5.6	10.7
Inventory step-up charges	1.5	8.0
Restructuring and restructuring-related charges	0.6	1.0
Pension settlement charge	8.3	—
Adjusted EBITDA	114.1	101.3
Less: Acquisitions adjusted EBITDA(1)	24.6	—
Foreign currency impact	(2.1)	—
Organic adjusted EBITDA	$87.4	$101.3

Advanced Process Solutions adjusted EBITDA	$96.0	$71.3
Less: Acquisitions adjusted EBITDA(1)	24.6	—
Foreign currency impact	(1.9)	—
Advanced Process Solutions organic adjusted EBITDA	$69.5	$71.3

Molding Technology Solutions adjusted EBITDA	$32.1	$43.1
Foreign currency impact	(0.2)	—
Molding Technology Solutions organic adjusted EBITDA	$31.9	$43.1

(1)The impact of the acquisitions of and Peerless (excluding December) and FPM.

	Three Months Ended December 31,
	2023	2022
Advanced Process Solutions net revenue	$568.3	$412.8
Less: Acquisitions(1)	149.5	—
Foreign currency impact	(12.5)	—
Advanced Process Solutions organic net revenue	406.3	412.8
Molding Technology Solutions net revenue	205.0	242.9
Foreign currency impact	(1.8)	—
Molding Technology Solutions organic net revenue	203.2	242.9
Consolidated organic net revenue	$609.5	$655.7

(1)The impact of the acquisitions of Peerless (excluding December) and FPM.

	December 31,	December 31,
	2023	2022
Advanced Process Solutions backlog	$1,915.8	$1,625.2
Less: Acquisitions(1)	329.4	—
Foreign currency impact	(47.9)	—
Advanced Process Solutions organic backlog	1,538.5	1,625.2
Molding Technology Solutions backlog	231.6	334.1
Foreign currency impact	(1.7)	—
Molding Technology Solutions organic backlog	229.9	334.1
Consolidated organic backlog	$1,768.4	$1,959.3

(1)The impact of the acquisition FPM.

December 31,
2023
Current portion of long-term debt	$20.3
Long-term debt	2,021.5
Total debt	2,041.8
Less: Cash and cash equivalents	198.4
Net debt	$1,843.4

Pro forma adjusted EBITDA for the trailing twelve months ended	$537.1
Ratio of net debt to pro forma adjusted EBITDA	3.4

Forward-Looking Statements

Throughout this earnings release, we make a number of “forward-looking statements,” including statements that are within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and that are intended to be covered by the safe harbor provided under these sections. As the words imply, these are statements about future sales, earnings, cash flow, results of operations, uses of cash, financings, share repurchases, ability to meet deleveraging goals, and other measures of financial performance or potential future plans or events, strategies, objectives, beliefs, prospects, assumptions, expectations, and projected costs or savings or transactions of the Company that might or might not happen in the future, as contrasted with historical information. Forward-looking statements are based on assumptions that we believe are reasonable, but by their very nature are subject to a wide range of risks. If our assumptions prove inaccurate or unknown risks and uncertainties materialize, actual results could vary materially from Hillenbrand’s expectations and projections.

Words that could indicate that we are making forward-looking statements include the following:

intend	believe	plan	expect	may	goal	would	project	position
become	pursue	estimate	will	forecast	continue	could	anticipate	remain
target	encourage	promise	improve	progress	potential	should	impact

This is not an exhaustive list, but is intended to give you an idea of how we try to identify forward-looking statements. The absence of any of these words, however, does not mean that the statement is not forward-looking.

Here is the key point: Forward-looking statements are not guarantees of future performance or events, and actual results or events could differ materially from those set forth in any forward-looking statements. Any number of factors, many of which are beyond our control, could cause our performance to differ significantly from what is described in the forward-looking statements. These factors include, but are not limited to: global market and economic conditions, including those related to the financial markets; the risk of business disruptions associated with information technology, cyber-attacks, or catastrophic losses affecting infrastructure; the impact of disease outbreaks, such as the COVID-19 pandemic, or other health crises; increasing competition for highly skilled and talented workers, as well as labor shortages; uncertainty related to environmental regulation and industry standards, as well as physical risks of climate change; increased costs, poor quality, or unavailability of raw materials or certain outsourced services and supply chain disruptions; uncertainty in United States global trade policy; our level of international sales and operations; the impact of incurring significant amounts of indebtedness and any inability of the Company to respond to changes in its business or make future desirable acquisitions; the ability of the Company to comply with financial or other covenants in debt agreements; negative effects of acquisitions, including the Schenck Process Food and Performance Materials (“FPM”) business and Linxis Group SAS (“Linxis”) acquisitions, on the Company’s business, financial condition, results of operations and financial performance (including the ability of the Company to maintain relationships with its customers, suppliers, and others with whom it does business); the possibility that the anticipated benefits from acquisitions including the FPM and Linxis acquisitions cannot be realized by the Company in full or at all, or may take longer to realize than expected; risks that the integrations of FPM or Linxis or other acquired businesses disrupt current operations or pose potential difficulties in employee retention or otherwise affect financial or operating results; competition in the industries in which we operate, including on price; cyclical demand for industrial capital goods; the ability to recognize the benefits of any acquisition or divestiture, including potential synergies and cost savings or the failure of the Company or any acquired company to achieve its plans and objectives generally; impairment charges to goodwill and other identifiable intangible assets; impacts of decreases in demand or changes in technological advances, laws, or regulation on the net revenues that we derive from the plastics industry; changes in food consumption patterns due to dietary trends, or economic conditions, or other reasons; our reliance upon employees, agents, and business partners to comply with laws in many countries and jurisdictions; the impact to the Company’s effective tax rate of changes in the mix of earnings or in tax laws and certain other tax-related matters; exposure to tax uncertainties and audits; involvement in claims, lawsuits, and governmental proceedings related to operations; uncertainty in the U.S. political and regulatory environment; adverse foreign currency fluctuations; labor disruptions; and the effect of certain provisions of the Company’s governing documents and Indiana law that could decrease the trading price of the Company’s common stock. Shareholders, potential investors, and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. For a more in-depth discussion of certain factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in Part I, Item 1A of Hillenbrand’s Form 10-K for the year ended September 30, 2023, filed with the Securities and Exchange Commission ("SEC") on November 15, 2023, and in Part II, Item 1A of Hillenbrand’s Form 10-Q for the quarter ended December 31, 2023, filed with the SEC on February 5, 2024. The forward-looking information in this release speaks only as of the date hereof, and we assume no obligation to update or revise any forward-looking information.

About Hillenbrand
Hillenbrand (NYSE: HI) is a global industrial company that provides highly-engineered, mission-critical processing equipment and solutions to customers in over 100 countries around the world. Our portfolio is composed of leading industrial brands that serve large, attractive end markets, including durable plastics, food, and recycling. Guided by our Purpose — Shape What Matters For Tomorrow™ — we pursue excellence, collaboration, and innovation to consistently shape solutions that best serve our associates, customers, communities, and other stakeholders. To learn more, visit: www.Hillenbrand.com.

Investor Relations for Hillenbrand
Sam Mynsberge, Vice President, Investor Relations
Phone: 812-931-5036
Email: investors@hillenbrand.com

Corporate Communications for Hillenbrand
Susan DiMauro, Director, Marketing & Communications
Phone: 812-621-4647
Email: susan.dimauro@hillenbrand.com